Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

U-HAUL HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.25 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Equity	Common Stock, $0.001 par value per share	457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Equity	Preferred Stock, $0.__ par value per share	457(r)	(1)	(1)	(1)	(2)	(2)

Fees to be Paid	Debt	Debt Securities	457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					(2)		(2)

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							(2)

(1)

An unspecified amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. Separate consideration may or may not be received for securities that are issuable upon conversion or exchange of other securities.

(2)

The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is excluding this information in reliance on Rule 456(b) and Rule 457(r). Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).